                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            Houghton Mifflin Company
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                            [Houghton Mifflin Logo]

                                                                  March 27, 2000

Dear Stockholder:

     I am delighted to invite you to attend the 2000 Annual Meeting of Stockholders of Houghton Mifflin Company on Wednesday, April 26, 2000, at 10:00 A.M. at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts.

     This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about the Company. After the formal business of the meeting, we will report to you on Houghton Mifflin's 1999 performance and outlook for the future.

     It is important that your shares be represented whether or not you are able to be there in person. I URGE YOU TO VOTE NOW BY COMPLETING, SIGNING, AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY. If you attend the meeting and prefer to vote in person, you may do so even if you have returned your proxy card.

                                          Sincerely,

                                    /s/ Nader F. Darehshori
                                          Nader F. Darehshori
                                          Chairman, President, and
                                          Chief Executive Officer

                         2000 NOTICE OF ANNUAL MEETING

                                                           Boston, Massachusetts
                                                                  March 27, 2000

To the Stockholders of Houghton Mifflin Company:

     The Annual Meeting of Stockholders of Houghton Mifflin Company will be held at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts, on Wednesday, April 26, 2000, at 10:00 A.M. At the meeting, we will ask you to:

     1.   Elect three directors, each for a three-year term;

     2. Ratify the selection of Ernst & Young LLP as independent auditors of the Company for 2000; and

     3. Consider any other matters that may properly come before the meeting and any adjournments.

                                            By Order of the Board of Directors,

                                            Paul D. Weaver, Clerk

     WHETHER OR NOT YOU ATTEND IN PERSON, PLEASE FILL IN AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES EVEN THOUGH YOU HAVE SENT IN YOUR PROXY CARD.

                               TABLE OF CONTENTS

GENERAL INFORMATION.........................................    1
VOTING......................................................    1
     Who Can Vote...........................................    1
     How to Vote............................................    1
     Quorum and Vote Necessary for Action...................    2
BOARD OF DIRECTORS..........................................    2
     Board Structure........................................    2
     Committees of the Board................................    3
     Directors' Compensation................................    5
PROPOSAL 1 -- ELECTION OF CLASS II DIRECTORS................    6
     Nominees for Class II Directors -- Term Expires in
      2003..................................................    6
     Class I Directors Continuing in Office -- Term Expires
      in 2002...............................................    7
     Class III Directors Continuing in Office -- Term
      Expires in 2001.......................................    8
RELATED PARTY TRANSACTIONS WITH DIRECTORS...................    9
STOCK OWNERSHIP.............................................   10
     Directors and Officers.................................   10
     Principal Stockholders.................................   12
     Section 16(a) Beneficial Ownership Reporting
      Compliance............................................   12
COMPENSATION & NOMINATING COMMITTEE'S REPORT TO
  STOCKHOLDERS..............................................   13
     Introduction...........................................   13
     Determining How to Compensate Executives...............   13
     Salary.................................................   13
     Incentive Compensation.................................   13
     Company Stock..........................................   14
     IRS Limits on Tax Deductibility of Compensation........   14
STOCK PERFORMANCE GRAPH.....................................   15
EXECUTIVE COMPENSATION......................................   16
STOCK COMPENSATION PLAN.....................................   17
     Stock Options..........................................   17
RETIREMENT PLAN.............................................   18
CHANGE-IN-CONTROL ARRANGEMENTS..............................   19
     Severance Agreements...................................   19
     Stock Compensation and Other Plans.....................   20
PROPOSAL 2 -- SELECTION OF INDEPENDENT AUDITORS.............   20
OTHER INFORMATION...........................................   21
     Stockholder Proposals..................................   21
     Expenses of Soliciting Proxies.........................   21

                            HOUGHTON MIFFLIN COMPANY

                              222 Berkeley Street
                          Boston, Massachusetts 02116

                                PROXY STATEMENT

                                      FOR

                      2000 ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 26, 2000

GENERAL INFORMATION

     The Board of Directors of Houghton Mifflin Company is soliciting proxies to be used at the 2000 Annual Meeting. On March 27, 2000, we will begin sending this Proxy Statement, the attached Notice of Annual Meeting, and the enclosed proxy card to all stockholders entitled to vote. We are also sending, along with this Proxy Statement, the Houghton Mifflin 1999 Annual Report, which includes our financial statements.

VOTING

  Who Can Vote

     Stockholders who owned Houghton Mifflin common stock at the close of business on March 3, 2000 are entitled to vote. On this record date, there were 30,363,871 shares of Houghton Mifflin common stock outstanding. Common stock is our only class of voting stock. Each share of Houghton Mifflin common stock that you own entitles you to one vote. The proxy card shows the number of shares that you own, including shares employees own through participation in the Company's 401(k) Savings Plan.

  How to Vote

     You can vote on matters that come before the meeting in two ways:

        - You can vote by signing and returning the enclosed proxy card; or

        - You can come to the Annual Meeting and vote there.

     If you sign and return the proxy card, the individuals named on the card as proxies will vote your shares following your directions. If you don't make specific choices, we will vote your shares "for" the election of all nominees for director and "for" ratification of the selection of independent auditors for 2000. If any other matters are presented for action at the meeting, we will vote your shares according to our best judgment. At the time this Proxy Statement was printed, we knew of no matters to be voted on at the Annual Meeting other than those discussed in this Proxy Statement.

     If you received more than one proxy card, it means that your shares are registered differently and are in more than one account. You must sign and return all proxy cards to be sure that all your shares are voted. To provide better stockholder service and prevent mailing duplicate materials, we encourage you to have all accounts registered in the same name and address. You may do this by contacting our transfer agent, Boston EquiServe, at (800)730-4001.

     You may revoke your proxy after you have signed and returned it at any time before the proxy is voted at the meeting. There are three ways to revoke your proxy:

        - You may send in another proxy card with a later date;

        - You may notify the Company's Clerk in writing before the Annual Meeting that you have revoked your proxy; or

        - You may vote in person at the Annual Meeting.

     Whether or not you plan to attend the meeting in person, please fill in and sign the enclosed proxy card and return it promptly. If you do attend the meeting, you may vote your shares even though you have sent in your proxy card. However, simply attending the meeting will not revoke your proxy if you do not vote at the meeting.

  Quorum and Vote Necessary for Action

     A quorum of stockholders is necessary to hold a valid meeting. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum. If you have returned a properly signed proxy card, you will be considered present at the meeting and part of the quorum. Abstentions are counted as shares present at the meeting in determining whether a quorum exists, and have the effect of a "no" vote on matters other than director elections.

     Under the rules of the New York Stock Exchange, if your broker holds your shares in its name (or "street" name) the broker may vote on the election of directors and ratification of auditors even if it does not receive your instructions. Under Massachusetts law and the Company's By-laws, proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and haven't received instructions on how to vote on those proposals (so-called "broker non-votes") are not considered present at the meeting and will not affect the outcome of votes taken at the meeting. However, because these shares do not count as "shares present," they reduce the number of affirmative votes needed for approval of a proposal that does not require approval by a specific percentage of all outstanding shares. Broker non-votes will have the effect of a "no" vote on proposals that require approval by a majority of all outstanding shares.

     Directors are elected by a plurality vote of shares present at the meeting, meaning that the nominee with the most affirmative votes for a particular seat is elected for that slot. If you do not vote for a particular nominee, or if you indicate "withhold authority to vote" for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee. A broker non-vote will also have no effect on the outcome of an uncontested election of directors because only a plurality of votes actually cast is required to elect a director.

     The affirmative vote of a majority of the shares present at the meeting is required to ratify the selection of the independent auditor. If you abstain from voting, it has the same effect as a vote against this proposal.

BOARD OF DIRECTORS

  Board Structure

     The Board of Directors oversees the Company's business and affairs and monitors the performance of management, but is not involved with day-to-day operations. The directors meet regularly with the Chairman, other key senior executives, and our independent auditors; read reports and other materials that we send them; and participate in Board and committee meetings.

     The Board currently consists of ten members, divided into three classes with one class elected each year at the Annual Meeting for a term of three years. The terms of office for the Class II directors expire at this meeting. Under the Company's retirement policy, Mr. Baute will be retiring from the Board at the Annual Meeting.

     The Board has voted to fix the number of directors for 2000 at nine. At this Annual Meeting, three nominees in Class II are up for election. These nominees are James O. Freedman, Charles R. Longsworth, and Alfred L. McDougal. Each of the nominees is now a member of the Board of Directors.

     The Board met nine times during 1999. All directors attended at least 75% of the combined number of meetings of both the Board and of committees on which they served.

  Committees of the Board

     The Board of Directors has appointed five standing committees elected from its own members. Except for the Executive Committee, which Mr. Darehshori chairs, all committees are composed of independent, non-employee directors. Actions taken by any standing committee are reported to the Board, usually at its next meeting. Current membership of each committee is as follows:

                                     Audit

                                Mr. Baute, Chair
                                  Mr. Freedman
                                 Mr. Goldstein
                                   Ms. Malone
                                  Mr. McDougal

                                 Compensation &
                                   Nominating

                              Dr. Sorenson, Chair
                                   Mr. Baute
                                 Mr. Goldstein
                                  Ms. Klapper
                                 Mr. Longsworth
                                    Mr. Tarr

                             Employment Practices &
                                   Diversity

                             Mr. Longsworth, Chair
                                  Mr. Freedman
                                  Ms. Klapper
                                  Mr. McDougal
                                    Mr. Tarr

                                   Executive

                             Mr. Darehshori, Chair
                                   Mr. Baute
                                 Mr. Longsworth
                                   Ms. Malone
                                  Dr. Sorenson

                                    Finance

                               Ms. Malone, Chair
                                 Mr. Goldstein
                                  Mr. McDougal
                                  Dr. Sorenson
                                    Mr. Tarr

  Audit Committee                                             5 meetings in 1999

     - Serves as an independent and objective party to monitor the Company's financial processes and internal control systems;

     - Reviews the integrity of the Company's financial statements;

     - Has direct contact with the Company's internal auditors and its independent public auditors, and meets separately with each on a regular basis;

     - Reviews the Company's information, reporting, and internal control systems with the goal of assuring that these systems are designed to provide timely and accurate information to senior management and to the Board and to foster compliance with applicable laws, regulations, and ethics policies;

     - Annually considers the qualifications of the independent public auditors for the Company and makes recommendations to the Board as to their selection, fee, and the scope of their audit and other services; and

     - Conducts any necessary investigations into any matters concerning the integrity of reported facts and figures, ethical conduct, and appropriate disclosure.

  Compensation & Nominating Committee                         3 meetings in 1999

     - Reviews and recommends compensation plans for the Company's senior management;

     - Considers and administers stock option grants, other stock award plans, and incentive compensation for senior management;

     - Evaluates performance of the Chief Executive Officer and makes compensation recommendations to the Board;

     - Evaluates the appropriateness of compensation policy for non-employee directors and makes recommendations to the Board;

     - Reviews and evaluates the annual performance of the Board and its members;

     - Evaluates the Company's needs and the qualifications of candidates for director; submits to the Board names of persons it believes should be considered for election as directors of the Company; and

     - Considers timely recommendations for nominations to the Board submitted by stockholders.

  Employment Practices & Diversity Committee                   1 meeting in 1999

     - Reviews and monitors the Company's policies and practices that promote the Company's goals that its employees and suppliers represent the diversity of America's population; that the Company maintain a workplace characterized by progressive employment practices and by mutual respect and courtesy; and that the Company's overall employment policies are as up-to-date and effective as possible.

  Executive Committee                                          1 meeting in 1999

     - Acts for the Board as necessary when the Board is not in session; and

     - Supervises and reviews the Company's policies and procedures relating to corporate governance and legal compliance.

  Finance Committee                                           2 meetings in 1999

     - Reviews and makes recommendations relating to offerings of debt and equity securities, major borrowing commitments, dividend policy, investor relations activities, risk management policy, and other significant financial matters.

  Directors' Compensation

     We compensate directors who are not employees of the Company as follows:

Annual Retainer:               $10,000
Attendance Fees:               $700 for each Board meeting
                               $500 for each committee meeting
Executive Committee Retainer:  $4,000 annually instead of meeting fees
Committee Chair Retainer:      $2,500 annually
Stock Compensation:            1,000 shares annually
                               Options for 2,000 shares annually

     Shares of Company stock are prorated for less than full-year service on the Board. Directors who are employees receive no compensation for attendance at Board or committee meetings.

     We provide non-employee directors or their beneficiaries with a retirement benefit of one-and-one-half times the directors' annual cash retainer in effect at the time of retirement, for a period equal to the time of service as a director.

     As part of our support of charitable giving, we have established a planned gift program for directors. Upon the retirement of a director, we will donate $500,000, in 20 annual installments, to one or more qualifying charitable organizations recommended by the individual director. Individual directors derive no financial benefit from this program.

PROPOSAL 1 -- ELECTION OF CLASS II DIRECTORS

     The shares represented by your proxy card will be voted "for" the election of the Class II nominees named below, unless you withhold authority to vote. If any of the nominees should become unavailable, your shares will be voted for another nominee proposed by the Board.

     Except as noted, each of the nominees and directors has held his or her principal position for at least five years.

NOMINEES FOR CLASS II DIRECTORS--TERM EXPIRES IN 2003

[PICTURE OF
JAMES O.
FREEDMAN]
                  JAMES O. FREEDMAN         Age: 64         Director Since: 1991

                  Principal Occupation or Employment: Mr. Freedman is President Emeritus and Professor of Law and the Liberal Arts at Dartmouth College. He was President of Dartmouth College from 1987 to 1998.
                  Other Business Affiliations: Past President of the University of Iowa and past Dean of the University of Pennsylvania Law School; member of the American Law Institute, the Board of Directors of the Salzburg Seminar, and the Friends of the Library of the Supreme Court of Israel; life member of Clare Hall, Cambridge University; Fellow of the American Academy of Arts and Sciences; author of Crisis and Legitimacy: The Administrative Process and American Government, published by Cambridge University Press in 1978, and Idealism and Liberal Education, published by the University of Michigan Press in 1996; recipient of nine honorary degrees, of the William O. Douglas First Amendment Freedom Award from the Anti-Defamation League of B'nai B'rith in 1991, and of the Frederic W. Ness Book Award of the Association of American Colleges and Universities in 1997.
                  Committees:  Audit and Employment Practices & Diversity.

[Picture of
Charles R.
Longsworth]
                  CHARLES R. LONGSWORTH       Age: 70       Director Since: 1985

                  Principal Occupation or Employment: Mr. Longsworth is Chairman Emeritus of the Colonial Williamsburg Foundation in Williamsburg, Virginia.
                  Other Business Affiliations: Director of Saul Centers, Inc. and The Center for Public Resources; Chairman Emeritus of the Board of Trustees of Amherst College and President Emeritus of Hampshire College; Trustee, Historic Deerfield.
                  Committees: Employment Practices & Diversity (Chair), Compensation & Nominating, and Executive.

[Picture of Alfred L. McDougal]

                  ALFRED L. MCDOUGAL        Age: 69         Director Since: 1994

                  Principal Occupation or Employment: Mr. McDougal is President of ALM Corporation, a business management services company. Mr. McDougal was Chairman and Chief Executive Officer of McDougal, Littell & Company until its acquisition by the Company in March 1994.
                  Other Business Affiliations: Past Chairman of the Northern Illinois Business Association and of the School Division of the Association of American Publishers, and a former director of the Association of American Publishers; governor of Yale University Press; director of Hubbard Street Dance Company and Opportunity International.
                  Committees: Audit, Employment Practices & Diversity, and Finance.

CLASS I DIRECTORS CONTINUING IN OFFICE--TERM EXPIRES IN 2002

[PICTURE OF JOSEPH A. BAUTE]

                  JOSEPH A. BAUTE          Age: 72          Director Since: 1982

                  Principal Occupation or Employment: Mr. Baute is a principal in Baute & Baute, a consulting firm for family businesses. He retired in 1993 as Chairman and Chief Executive Officer of Markem Corporation, which provides systems, supplies, and services to mark customers' products.
                  Other Business Affiliations: Director of Markem Corporation, Dead River Group, Spectra, Inc., INSO Corporation, and Metrika Corporation, and past Chairman of the Board of the Federal Reserve Bank of Boston.
                  Committees: Audit (Chair), Compensation & Nominating, and Executive. Mr. Baute will retire as a director after the Annual Meeting.

[Picture of Nader F. Darehshori]

                  NADER F. DAREHSHORI        Age: 63        Director Since: 1989

                  Principal Occupation or Employment: Mr. Darehshori has been Chairman of the Board and Chief Executive Officer of the Company since 1990 and was named President in October 1991. Other Business Affiliations: Director of CGU Insurance Group, State Street Bank and Trust Company, State Street Boston Corporation, the Boston Public Library Foundation, and the Association of American Publishers; chairman of the Massachusetts Business Roundtable; trustee of Wellesley College, the WGBH Educational Foundation, and the Dana-Farber Cancer Institute.
                  Committees:  Executive (Chair).

[Picture of Michael Goldstein]
                  MICHAEL GOLDSTEIN         Age: 58         Director Since: 1998
                  Principal Occupation or Employment: Mr. Goldstein has been Chairman of the Board of Toys "R" Us, Inc., since 1998; he was Chief Executive Officer and Vice Chairman of the Board from 1994 to 1999, and served as acting Chief Executive Officer from August 1999 to January 14, 2000.
                  Other Business Affiliations: Director of Finlay Enterprises, Inc., United Retail Group Inc., Baby Press Conference.com, the National Retail Federation, the 92nd Street Y, The Special Contributions Fund of the NAACP, The Council on Economic Priorities, the Northside Center for Child Development, the Queens College Foundation, and the State University of New York at Stony Brook Foundation; Member of the Advisory Board of The For All Kids Foundation.
                  Committees: Audit, Compensation & Nominating, and
                  Finance.

CLASS III DIRECTORS CONTINUING IN OFFICE--TERM EXPIRES IN 2001
[PICTURE OF GAIL KLAPPER]

                  GAIL H. KLAPPER          Age: 56          Director Since: 1998
                  Principal Occupation or Employment: Ms. Klapper is the founder and managing principal of The Klapper Firm, a law and consulting organization focusing on general corporate, real estate, regulatory, and administrative law, and the director and member of The Colorado Forum, a group composed of chief executive officers focusing on public policy issues.
                  Other Business Affiliations: Director of Orchard Trust Company, a subsidiary of Great West Life and Annuity Insurance Company, and Gold. Inc.; past Chairman of the Boards of Wellesley College and the Denver Metro Chamber of Commerce.
                  Committees: Compensation & Nominating and Employment Practices & Diversity.

[Picture of Claudine B. Malone]

                  CLAUDINE B. MALONE        Age: 63         Director Since: 1982
                  Principal Occupation or Employment: Ms. Malone is President of Financial & Management Consulting, Inc.
                  Other Business Affiliations: Director of The Union Pacific Resources Corp., The Limited, Inc., Lowe's Companies, Dell Computer Corporation, SAIC, Mallinckrodt Group Inc., Lafarge Corporation, and Hannaford Brothers, Inc.; trustee of the Massachusetts Institute of Technology; and past Chairman of the Board of the Federal Reserve Bank of Richmond.
                  Committees: Finance (Chair), Audit, and Executive.

[Picture of Ralph Z.
Sorenson]
                  RALPH Z. SORENSON         Age: 66         Director Since: 1976

                  Principal Occupation or Employment: Dr. Sorenson is Professor Emeritus at the College of Business and Administration at the University of Colorado, Boulder, where he served as Dean from 1992 to 1993. Since 1997 he has also served as Managing General Partner of the Sorenson Limited Partnership, an investment and management firm.
                  Other Business Affiliations: Past Chairman and Chief Executive Officer of Barry Wright Corporation and President Emeritus of Babson College, Wellesley, Massachusetts; director of Eaton Vance Corporation, Polaroid Corporation, Exabyte Corporation, and Whole Foods Market, Inc.; member and former chairman of the Board of Trustees of the Boston Museum of Science; overseer emeritus of The Boston Symphony Orchestra; and a member of the corporation of Babson College.
                  Committees: Compensation & Nominating (Chair), Executive, and Finance.

[Picture of Robert
J. Tarr, Jr.]

                  ROBERT J. TARR, JR.        Age: 56        Director Since: 1998
                  Principal Occupation or Employment: Mr. Tarr is Chairman and Chief Executive Officer of Homeruns.com, Inc., an on-line home grocery business. He was President, Chief Executive Officer, and Chief Operating Officer of Harcourt General, Inc. and The Neiman Marcus Group from 1991 through January 1997.
                  Other Business Affiliations: Director of John Hancock Mutual Life Insurance Co., Hannaford Brothers, Inc., WESCO International, Inc., Sterling Autobody Centers, Inc., and Barney's, Inc.
                  Committees: Compensation & Nominating, Employment Practices & Diversity, and Finance.

RELATED PARTY TRANSACTIONS WITH DIRECTORS

     Mr. Darehshori is a director of State Street Boston Corporation and its principal subsidiary, State Street Bank and Trust Company. State Street Bank and Trust Company has a $30 million participation in a $300 million five-year revolving credit facility maturing October 31, 2000, extended to the Company by a group of banks, on standard commercial terms. State Street Bank and Trust Company is also the Trustee of the Company's Retirement Trust, Employees' Medical Benefits Trust, and Benefits Trust, and is Trustee under the Company's Indenture relating to the issuance of debt securities.

STOCK OWNERSHIP

  Directors and Officers

     The following table shows how much Company stock each director, nominee, executive named in the Summary Compensation Table, and all directors and executive officers as a group, owned as of January 31, 2000. The term "beneficial ownership" includes shares held both directly and indirectly (such as through a trust), shares which a director or officer may vote or transfer (even if these powers are shared), options which are exercisable currently or within 60 days, and, under some circumstances, shares held by family members. We expect directors and executive officers to establish and maintain a meaningful stock ownership position in the Company that reflects the common interest they share with stockholders in the Company's performance.

                                                                  AMOUNT AND
                                                                  NATURE OF         PERCENT
                  NAME OF BENEFICIAL OWNER                    OWNERSHIP(1)(2)(3)    OF CLASS
                  ------------------------                    ------------------    --------
Joseph A. Baute.............................................         24,730(4)           *
Albert Bursma, Jr. .........................................         47,550              *
Nader F. Darehshori.........................................        260,917(5)           *
Gail Deegan.................................................         76,446              *
James O. Freedman...........................................         11,601              *
Michael Goldstein...........................................          7,084              *
Gail H. Klapper.............................................          3,084              *
George A. Logue.............................................         54,521              *
Charles R. Longsworth.......................................         21,001(6)           *
Claudine B. Malone..........................................         20,460(7)           *
Alfred L. McDougal..........................................         14,833(8)           *
June Smith..................................................         54,233              *
Ralph Z. Sorenson...........................................         23,201              *
Robert J. Tarr, Jr. ........................................         18,584(9)           *
All directors and executive officers as a group (26
  persons)..................................................      1,099,201           3.66%

---------------
* Less than one percent

(1) Except as described in this note, the holder has sole voting and investment power over the shares listed. The following list shows the officers holding restricted shares; the holder has only sole voting power over the listed shares, but does not have investment power.

                            NAME                              NUMBER OF SHARES
                            ----                              ----------------
Mr. Darehshori..............................................       18,227
Ms. Deegan..................................................        6,798
Ms. Smith...................................................        6,785
Mr. Bursma..................................................        5,533
Mr. Logue...................................................        9,030

     In addition to the restricted shares, Mr. Darehshori also holds 28,828 Restricted Share Units, which do not have voting rights and may not be transferred. After Mr. Darehshori's retirement, these Restricted Share Units will automatically convert into an equal number of shares of common stock.

     Three members of the group composed of all directors and executive officers share with others voting and investment power over 25,420 of the shares listed, and the holders have sole voting power only over 97,097 of the shares listed.

(2) Includes shares that may be acquired upon exercise of stock options that were exercisable on January 31, 2000, or that will become exercisable within 60 days after January 31, 2000. The following list shows the number of these shares.

                            NAME                              NUMBER OF SHARES
                            ----                              ----------------
Mr. Baute...................................................        6,001
Mr. Bursma..................................................       30,000
Mr. Darehshori..............................................       80,000
Ms. Deegan..................................................       30,000
Mr. Freedman................................................        6,001
Mr. Goldstein...............................................        2,001
Ms. Klapper.................................................        2,001
Mr. Logue...................................................       20,000
Mr. Longsworth..............................................        6,001
Ms. Malone..................................................        6,001
Mr. McDougal................................................        6,001
Ms. Smith...................................................       24,000
Dr. Sorenson................................................        6,001
Mr. Tarr....................................................        2,668
All directors and executive officers as a group (26
  persons)..................................................      363,610

     In calculating the "percent of class," the shares subject to these options have been treated as if they were issued and outstanding.

(3) Includes shares held as a participant in the 401(k) Savings Plan as of December 31, 1999, the most recent date for which such information is available.

(4) Includes 600 shares owned by Mr. Baute's wife.

(5) Includes 1,653 shares owned by Mr. Darehshori's wife and 2,550 shares held by Mr. Darehshori's wife as custodian for a minor child.

(6) Mr. Longsworth has reported and disclaimed beneficial ownership of 1,300 shares owned by his wife.

(7) All shares are owned by a corporation of which Ms. Malone is sole stockholder.

(8) Includes 5,832 shares owned by a trust of which Mr. McDougal is trustee.

(9) Mr. Tarr has reported and disclaimed beneficial ownership of 1,500 shares owned by a charitable trust of which Mr. Tarr is trustee.

     We created the 1994 Executive and Non-Employee Director Stock Purchase Plans in August 1994 and the 2000 Senior Management and Director Stock Purchase Plan in February 2000 to encourage our directors and executive officers to increase their ownership of the Company's common stock. Under the 1994 Plans, nine directors and twelve executive officers purchased a total of 116,122 shares. Under the 2000 Plan, seven directors and fifty-six officers and senior managers (including fifteen executive officers) purchased a total of 287,430 shares. The plans provide generally that shares may not be sold for one year from date of purchase.

     In connection with these plans, we entered into loan agreements with some participants. All loans, which must be repaid on sale of the shares, are interest-bearing and have full recourse against the borrower. Loans to employee-participants under the 1994 Executive Stock Purchase Plan and all loans under the 2000 Plan are secured by the shares. The promissory notes of employee-participants under the 1994 Executive Stock Purchase Plan provide for an effective interest rate of 6.25% and mature on June 30, 2003. The promissory notes of director-participants under the 1994 Non-Employee Director Stock Purchase Plan were amended in 1999; they now provide for an effective interest rate of 6.25% and mature on the earlier of October 30 of the year of normal retirement for the director-participant, or six months after the director-participant has ceased, for any reason, to serve as a Director of the Company. The promissory notes under the 2000 Plan provide for an effective interest rate of 8% and mature on February 28, 2005. The following list shows the highest amounts outstanding under any of these loans that exceeds $60,000 since January 1, 1999, which is the same as the amount currently outstanding.
Directors: Mr. Baute, $271,473; Mr. Goldstein, $159,250; Mr. Longsworth, $271,473; Mr. McDougal, $135,737; Dr. Sorenson, $271,473. Director and executive officer: Mr. Darehshori, $3,076,371. Executive officers: Mr. Bursma, $599,974; Ms. Deegan, $189,906; Mr. Gershon, $302,575; Ms. Hacking, $701,410; Mr. Laramy,
$343,125; Mr. Logue, $394,844; Ms. McGee, $828,250; Mr. Mooney, $359,905; Mr.
Oswald, $1,076,442; Mr. Smith, $684,359; Ms. Smith, $542,659; Mr. Weaver,
$476,296.

  Principal Stockholders

     The following table shows, as of December 31, 1999, all persons we know to be beneficial owners of more than 5% of the Company's common stock. This information is based on Schedule 13G reports filed with the Securities and Exchange Commission ("SEC") by each of the firms listed in the table. These reports have additional information about the beneficial ownership by these firms; you may obtain copies from the SEC.

          NAME AND ADDRESS OF                                           AMOUNT AND NATURE OF
           BENEFICIAL OWNER              PERCENT OF CLASS               BENEFICIAL OWNERSHIP
          -------------------            ----------------               --------------------
Bluewater Investment                           5.63%         1,747,030 shares -- sole voting power
Management, Inc.                                             and dispositive power
150 Ring Street, Suite 1502
Toronto A6
Canada
Morgan Stanley Dean                            6.61%         1,620,719 shares -- shared voting power
Witter & Co.                                                 2,054,694 shares -- shared dispositive
1585 Broadway                                                power
New York, N.Y. 10036
State Street Bank and Trust                    5.23%         1,405,904 shares -- sole voting power
Company, Trustee                                             214,521 shares -- shared voting power
3 Pinehill Drive                                             194,221 shares -- sole dispositive power
Batterymarch III                                             1,431,304 shares -- shared dispositive
Quincy, MA 02169                                             power

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and greater-than-10% stockholders to file reports of their beneficial ownership of the Company's common stock, and to provide us with copies of all reports they file. The rules of the SEC require us to disclose in this Proxy Statement any late filings of these reports. Based on our review of these reports and certifications given to us, we believe that there were no late filings in 1999 other than a Form 4 filed late on behalf of Mr. Tarr as a result of electronic filing problems and an amended Form 3 filed late by Mr. Logue.

COMPENSATION & NOMINATING COMMITTEE'S REPORT TO STOCKHOLDERS

  Introduction

     The Compensation & Nominating Committee of the Board of Directors administers compensation plans for Mr. Darehshori and fifteen other executives. The members of the Committee all are directors who are not Company employees. The Committee believes that:

        - The level of cash and stock compensation that executives receive should be closely linked to the financial performance of the Company and organizational units;

        - In order to attract, motivate, retain, and reward highly qualified executives, it is necessary to offer financial opportunities comparable to those provided by the Company's competitors and industry in general; and

        - Executives should own stock in the Company so that their financial interests are aligned with stockholders' interests.

  Determining How to Compensate Executives

     Compensation for executives includes salary, annual incentives, and long-term incentives, principally in the form of stock. In determining the amount of each compensation element, the Committee considers how the Company's competitors and comparably sized companies in general industry compensate executives with comparable responsibilities. The Committee met three times in 1999 and reported its actions and deliberations to the Board of Directors. For 1999 compensation, the Committee's independent compensation consultant presented an extensive comparison of the Company's compensation practices in light of its performance with respect to other publishing companies and general industry and concluded that the Company's compensation levels were within competitive ranges. The surveyed companies include those entities in the publishing peer group, a comparator group for purposes of the Stock Performance Graph on page 15.

  Salary

     Salaries for executives are based on a combination of external market and internal factors, including the responsibilities and strategic value of the position, and on the employee's experience and performance. Each year the Committee reviews the salaries of Mr. Darehshori and the other executive officers. The Committee considers the Company's financial performance, the financial performance of the business unit for which each executive is responsible, and Mr. Darehshori's evaluation of each executive's performance as well as his recommendations for salary increases. The Committee also considers information presented by its independent compensation consultant with respect to salaries for executives with comparable responsibilities at other publishing companies and in general industry. Salary increases are usually effective April 1.

     The Committee considers comparable factors when reviewing Mr. Darehshori's salary. In determining Mr. Darehshori's salary for 1999, the Committee reviewed the Company's financial and operating performance for 1998. After considering these and other factors, the Committee increased Mr. Darehshori's salary from $600,000 to $640,000.

  Incentive Compensation

     Each year the Committee approves an annual incentive plan early in the year. The 1999 plan was similar to the plans which have been in effect for several years. The target incentive for

Mr. Darehshori was increased in 1999 to be more in line with competitive practice at other publishing companies and in general industry. All executives are provided an opportunity to earn an incentive as a percent of their salary based on achievement of Company financial objectives as designated in the plan, and for executives who lead a Company division, partly on achievement of financial objectives established for the applicable division. The plan also provides that executives could earn a portion of their incentive if they met operating objectives set early in the year. The maximum cash payment under the plan was 100% of the executive's target incentive. Amounts earned in excess of the target incentive are paid in restricted Company stock, which cannot be sold or transferred for three years. Mr. Darehshori's 1999 incentive award was $333,347.

  Company Stock

     The Committee believes that it is important for Company stock to be a significant element in executive compensation so that the Company's executives have a financial interest in the long-term success of the Company and better identify with the interests of stockholders. The Committee also believes that the best ways to provide executives with stock ownership opportunities are stock options and restricted stock, as well as performance shares, which depend on achievement of specified financial goals.

     Late in 1998, the Committee provided a financial incentive in the form of stock options for Mr. Darehshori and the other senior executives related to the extent to which the Company achieves its ambitious financial goals through the end of 2000. In general, the options become exercisable over three years beginning in the year 2002. However, if the Company achieves its year 2000 financial goals, the options become exercisable on February 15, 2001.

  IRS Limits on Tax Deductibility of Compensation

     The Securities and Exchange Commission requires that this report comment upon the Company's policy with respect to Section 162(m) of the Internal Revenue Code of 1986, under which the Company may not deduct certain forms of compensation in excess of $1 million paid to an executive officer listed in the Summary Compensation Table unless certain requirements are met. The Committee's policy is to balance the deductibility of compensation with the need to provide appropriate and competitive financial rewards to Company executives.

     This report is submitted by the Company's Compensation & Nominating Committee, the members of which are Dr. Sorenson (Chairman), Mr. Baute, Mr. Goldstein, Ms. Klapper, Mr. Longsworth, and Mr. Tarr.

STOCK PERFORMANCE GRAPH

     SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of the Company's common stock with a broad market index and either a published industry or line-of-business index or a group of peer companies. We have compared the Company's performance with the Standard & Poor's MidCap 400 Index and a peer group composed of the publicly traded common stocks of six companies with significant publishing activities. The companies in the peer group are Golden Books Family Entertainment, Inc.; Harcourt General Inc.; McGraw-Hill, Inc.; Scholastic Corporation; Thomas Nelson, Inc.; and John Wiley & Sons, Inc. The returns of each stock in the peer group have been weighted to reflect relative stock market capitalization. The graph below shows the five years from December 31, 1994, to December 31, 1999, and assumes an initial investment of $100 and quarterly reinvestment of dividends. The price of the Company's common stock was $22.6875 on December 31, 1994, and $42.1875 on December 31, 1999. The
information in the graph reflects the Company's two-for-one stock split effective in July 1997.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
   HOUGHTON MIFFLIN COMPANY, S&P MIDCAP 400 INDEX, AND PUBLISHING PEER GROUP

                                                  HOUGHTON MIFFLIN CO.        S&P MIDCAP 400 INDEX             PEER GROUP
                                                  --------------------        --------------------             ----------
Base Period Dec94                                        100.00                      100.00                      100.00
Dec95                                                     96.72                      130.94                      129.31
Dec96                                                    129.95                      156.08                      138.55
Dec97                                                    178.86                      206.43                      188.08
Dec98                                                    223.47                      245.87                      239.94
Dec99                                                    201.91                      282.06                      262.67

Total return data provided by S&P's Compustat Services, Inc.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation we paid the Chairman, President, and Chief Executive Officer and the four other most highly compensated executive officers during the last three years.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                              -----------------------------------------   ----------------------------------
                                                                                  AWARDS
                                                                          -----------------------   PAYOUTS
                                                              OTHER       RESTRICTED   SECURITIES   --------
                                                              ANNUAL        STOCK      UNDERLYING     LTIP      ALL OTHER
          NAME AND                    SALARY     BONUS     COMPENSATION    AWARD(S)     OPTIONS     PAYOUTS    COMPENSATION
     PRINCIPAL POSITION       YEAR     ($)        ($)          ($)          ($)(1)        (#)        ($)(2)       ($)(3)
     ------------------       ----   --------   --------   ------------   ----------   ----------   --------   ------------
Nader F. Darehshori.........  1999   $630,000   $333,347        $0        $        0          0     $      0     $178,313
Chairman, President,          1998    590,000    300,036         0           202,288    160,000            0      190,411
and Chief Executive Officer   1997    551,250    280,000         0         1,454,977          0      300,645      184,383
Gail Deegan.................  1999    333,000    109,174         0                 0          0            0       48,507
Executive Vice President      1998    313,500    127,230         0            65,201     30,000            0       49,653
and Chief Financial Officer   1997    297,500    120,000         0           578,893          0       93,952       49,579
June Smith..................  1999    297,750    120,800         0            21,419          0            0       36,734
Executive Vice President      1998    279,000    114,013         0            32,187     30,000            0       37,728
                              1997    254,500    104,400         0           584,085          0      150,323       37,427
Albert Bursma, Jr...........  1999    295,750    120,000         0            13,766          0            0       90,477
Executive Vice President      1998    280,500    113,206         0            34,055     30,000            0       96,347
                              1997    269,750     67,568         0           552,500          0      112,742       91,880
George A. Logue.............  1999    288,750    118,000         0             3,826          0            0       36,300
Executive Vice President      1998    265,000    108,037         0            27,496     30,000            0       37,095
                              1997    225,833    117,580         0           540,937          0       75,161       35,839

---------------
(1) The restricted shares awarded for 1997 include both shares awarded on January 27, 1998 as part of the 1997 bonus and grants under the 1997-1998 Performance Restricted Share Plan. The restricted shares awarded for 1998 were awarded on January 26, 1999 as part of the 1998 bonus. The restricted shares awarded for 1999 were awarded on January 25, 2000 as part of the 1999 bonus. Restrictions on shares awarded as part of the 1997, 1998, and 1999 bonuses will lapse three years from the date of award provided the recipient remains employed by the Company. Restrictions on a portion of the restricted shares awarded in 1997 under the Performance Restricted Share Plan lapsed in January 1999, based on the Company's having achieved specified levels of financial performance. Restrictions on the remaining shares will lapse at the end of 2001 if the recipient is still employed by the Company. Dividends are paid on all restricted shares at the same rate paid to all shareholders. The value shown is the fair market value at date of grant. The following list shows the total number of shares of restricted stock held by or to be awarded to the officers listed in the table as of December 31, 1999, as well as the market value of these shares, determined by the closing price of the Company's common stock on the New York Stock Exchange on December 31, 1999:
    Mr. Darehshori, 47,055 shares, with a year-end market value of $1,985,133; Ms. Deegan, 6,798 shares, with a year-end market value of $286,791; Ms. Smith, 7,661 shares, with a year-end market value of $323,198; Mr. Bursma, 5,533 shares, with a year-end market value of $233,423; Mr. Logue, 8,933 shares, with a year-end market value of $376,861. Mr. Darehshori's shares include 28,828 Restricted Share Units, which do not have voting rights and may not be transferred. After Mr. Darehshori's retirement, these Restricted Share Units will automatically convert into an equal number of shares of common stock.

(2) The award was paid half in cash and half in shares of the Company's stock.

(3) These amounts are the Company's matching contributions under the 401(k) Savings Plan, contributions under the defined contribution component of the Supplemental Benefits Plan, and premiums paid for split-dollar life insurance policies. Under the Supplemental Benefits Plan, we provide benefits substantially equal to benefits that could not be provided under the 401(k) Savings Plan because of limitations under the Internal Revenue Code. The split-dollar life insurance premiums have two components, for the term and non-term portions of the insurance. The ownership of these policies is structured so that the Company will be reimbursed for the cumulative total of all premiums paid on the earlier of the death or retirement of the executive. The result is that over the life of the program there is minimal cost to the Company. We retain the right to borrow against our investment in the policies at any time. The table below shows the amounts we paid for each of these categories during 1999 for the officers listed in the table.

                                                     CONTRIBUTIONS          TERM         NON-TERM
                                   CONTRIBUTIONS           TO             PORTION-       PORTION-
                                     TO 401(K)        SUPPLEMENTAL      SPLIT-DOLLAR   SPLIT-DOLLAR
              NAME                 SAVINGS PLAN      BENEFITS PLAN       INSURANCE      INSURANCE
              ----                 -------------    ----------------    ------------   ------------
Mr. Darehshori...................     $7,200             $2,400           $29,547        $139,166
Ms. Deegan.......................      7,200              2,400             7,765          31,142
Ms. Smith........................      7,200              2,400             7,448          19,686
Mr. Bursma.......................      6,864              2,736            15,435          65,442
Mr. Logue........................      6,591              3,409             3,163          23,137

STOCK COMPENSATION PLAN

     We believe that our officers and employees should have the same interest in the Company's success as its stockholders. We encourage officers and employees to become stockholders by a variety of grants under the 1998 Stock Compensation Plan. These grants include options to buy the Company's stock, restricted or bonus stock, and performance awards, where the amount of cash and/or stock received depends on achieving specified performance goals.

  Stock Options

     No options were granted in 1999 to the officers named in the Summary Compensation Table. The following table shows option exercises during 1999 by those officers. It also shows the number of options they still hold, both those currently exercisable and those that will be exercisable in the future, along with the value of these options at year-end. Because these options have not been exercised, the values shown have not been realized. The options will have value only if they are exercised, and that value will depend entirely on the share price on the exercise date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF
                                                                  SECURITIES         VALUE OF
                                                                  UNDERLYING       UNEXERCISED
                                                                 UNEXERCISED       IN-THE-MONEY
                                                                  OPTIONS AT        OPTIONS AT
                                       SHARES                     FY-END(#)         FY-END($)
                                      ACQUIRED       VALUE      --------------   ----------------
                                     ON EXERCISE    REALIZED     EXERCISABLE/      EXERCISABLE/
NAME                                     (#)         ($)(1)     UNEXERCISABLE    UNEXERCISABLE(1)
----                                 -----------    --------    --------------   ----------------
Nader F. Darehshori................    40,000       $852,500    80,000/120,000     $832,500/$0
Gail Deegan........................         0              0     30,000/30,000     $616,875/$0
June Smith.........................    24,000        573,000     24,000/30,000     $499,500/$0
Albert Bursma, Jr..................         0              0     30,000/30,000     $641,250/$0
George A. Logue....................     8,000        191,000     20,000/38,000     $240,000/$0

---------------
(1) Market value of underlying securities at exercise or year-end, minus the exercise or base price.

RETIREMENT PLAN

     Under the Company's tax-qualified, defined benefit Retirement Plan, an account is established for each employee. Every year, we credit each employee's account with an amount that varies depending on the employee's length of service and earnings, and with interest on the accumulated balance. For calculating our contribution to the Retirement Plan, compensation consists primarily of salary, wages, commissions, and annual incentive compensation. When an employee leaves the Company, he or she has the option to:

        - convert this account to an annuity benefit,

        - leave the account in the Retirement Plan where it will continue to earn interest, or

        - take the account balance as a lump sum payment.

An employee who leaves with fewer than five years of service receives no benefit under the Retirement Plan.

     The Internal Revenue Code limits the annual amount of compensation that can be taken into consideration for determining benefits and the annual benefit accruals under a tax-qualified retirement plan. As permitted by the Internal Revenue Code, the Company's Supplemental Benefits Plan provides retirement benefits in excess of these limits. We calculate these supplemental benefits for the officers named in the Summary Compensation Table and nine other executive officers based on a formula which uses a multiple of the employee's years of service and average annual earnings for the five highest-paid consecutive years of service in the last fifteen years before retirement, less a portion of estimated annual Social Security benefits. The following table shows the range of the estimated annual retirement benefits under the Retirement Plan and the Supplemental Benefits Plan at the normal retirement age of 65 (calculated as of January 1, 2000) to those officers. The benefits shown in the table reflect a single life annuity benefit, after offsetting the officer's primary Social Security benefit.

                               PENSION PLAN TABLE

                            ESTIMATED ANNUAL BENEFIT FUNDED BY THE COMPANY
 AVERAGE ANNUAL                  FOR YEARS OF PARTICIPATION INDICATED
  COMPENSATION            (SINGLE LIFE ANNUITY AFTER SOCIAL SECURITY OFFSET)
FOR FIVE HIGHEST    ---------------------------------------------------------------
CONSECUTIVE YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
-----------------   --------   --------   --------   --------   --------   --------
250$,000......      $ 58,200   $ 77,600   $ 97,000   $116,400   $122,700   $128,900
300,000......         70,700     94,300    117,900    141,400    148,900    156,400
350,000......         83,200    111,000    138,700    166,400    175,200    183,900
400,000......         95,700    127,600    159,500    191,400    201,400    211,400
450,000......        108,200    144,300    180,400    216,400    227,700    238,900
500,000......        120,700    161,000    201,200    241,500    254,000    266,500
550,000......        133,200    177,600    222,000    266,500    280,200    294,000
600,000......        145,700    194,300    242,900    291,500    306,500    321,500
650,000......        158,200    211,000    263,700    316,500    332,700    349,000
700,000......        170,700    227,600    284,600    341,500    359,000    376,500
750,000......        183,200    244,300    305,400    366,500    385,200    404,000
800,000......        195,700    261,000    326,200    391,500    411,500    431,500
850,000......        208,200    277,700    347,100    416,500    437,700    459,000
900,000......        220,700    294,300    367,900    441,500    464,000    486,500
1,000,000....        245,800    327,700    409,600    491,500    516,500    541,500
1,100,000....        270,800    361,000    451,300    541,500    569,000    596,500
1,150,000....        283,300    377,700    472,100    566,500    595,300    624,000

     As of December 31, 1999, the years of credited service and the compensation that will be taken into account for pension calculations for 1999 for the officers named in the Summary Compensation Table are: Mr. Darehshori, 34 years and $930,036; Ms. Deegan, 14 years and $460,230; Ms. Smith, 7 years and $411,753; Mr. Bursma, 28 years and $409,706; and Mr. Logue, 14 years and $396,787. Differences between the amount of compensation shown above and in the
Summary Compensation Table on page                reflect differences in
accounting for incentive compensation payments, which are included in the year paid when calculating pension benefits.

CHANGE-IN-CONTROL ARRANGEMENTS

  Severance Agreements

     Seventeen executive officers, including those named in the Summary Compensation Table, have severance agreements with the Company. The senior executives' severance agreements expire on December 31, 2000, and are automatically extended on an annual basis for an additional twelve-month period unless we give the executive at least eighteen months' notice that the agreement will not be extended. Sixteen executive officers have agreements of this kind. We also have severance agreements with some of our key managers. One executive officer is a party to a key managers' severance agreement.

     Severance benefits under both types of agreements are payable if, within two years after a "change in control" of the Company, either the employee terminates his or her employment for "good reason," as defined in the agreement, or the Company terminates the employee's employment other than for reasons specifically permitted by the agreement. Under the terms of the agreement between Mr. Darehshori and the Company, severance benefits are payable under the same conditions as for the senior executives, or if Mr. Darehshori leaves voluntarily within the six-month period beginning three months after a change in control.

     A change in control will generally be deemed to have occurred on (a) a third party's acquisition of 25% or more of the Company's stock; (b) a change, over a two-year period, in the majority of the members of the Company's Board of Directors; (c) a merger, consolidation, or liquidation of the Company; or (d) the sale of all or substantially all of the Company's assets.

     In general, the severance agreements entitle the employee to:

     - a lump sum payment of either three times (for senior executives) or two times (for key managers) their annual salary and the greater of either any incentive compensation paid in the preceding year or the average incentive compensation paid in the past three years;

     - all incentive compensation earned but previously deferred and not yet distributed;

     - the aggregate present value of benefits under the Company's Supplemental Benefits Plan; and

     - the present value of additional retirement benefits which would have been earned by the employee under existing retirement plans had he or she remained in the Company's employ for either an additional 36 months (for senior executives) or 24 months (for key managers).

     In addition, we will maintain medical, life insurance, and disability coverage benefits for the employee for a period of either 36 months (for senior executives) or 24 months (for key managers) following termination of employment. We will also reimburse senior executives and key managers for legal fees incurred in enforcing the terms of the agreements and certain tax liabilities resulting from payments under the agreements. Severance payments made under the key managers' severance agreements may not exceed the amount that we are permitted to deduct for federal income tax purposes.

  Stock Compensation and Other Plans

     In general, on a change in control, all options become immediately exercisable, all restricted shares become immediately vested, and all performance-based awards are paid out, pro rata depending on how much of the performance period has been completed as of the date of the change in control.

     We have established a Supplemental Benefit Trust in connection with the Supplemental Benefits Plan, non-employee directors' retirement benefits, and deferred compensation agreements with employees and directors, to preserve those benefits in the event of a change in control. The Board may decide to have other employee plans covered by the Supplemental Benefit Trust as well. On any "potential change in control," which is defined in the Supplemental Benefit Trust as a third party acquiring 15% or more of the Company's stock, we will contribute enough additional cash and property to the Supplemental Benefit Trust to pay, in accordance with the terms of the covered plans, the authorized benefits. However, the assets in the Supplemental Benefit Trust will become available to the Company's creditors if the Company becomes insolvent or bankrupt. If the funds in the Supplemental Benefit Trust are insufficient to pay amounts due under the covered plans, we remain obligated to pay any deficiency.

PROPOSAL 2 -- SELECTION OF INDEPENDENT AUDITORS

     Based on the Audit Committee's recommendation, the Board has selected Ernst & Young LLP as the Company's independent auditors for 2000. We are asking you to ratify the Board's selection. Ernst & Young has audited the Company's books for many years and is very familiar with the Company's business. Partners and employees of the firm engaged in audits are periodically rotated, providing us with new expertise. Representatives of Ernst & Young have direct access to the Audit

Committee and regularly attend its meetings. During 1999 Ernst & Young's services included auditing the Company's consolidated statements; consulting in connection with unaudited quarterly financial information and strategic Year 2000 and project planning related to information technology; and advising us on various accounting, tax, and regulatory matters. Representatives of Ernst & Young will be present at the meeting with the opportunity to make a statement and answer appropriate questions.

     Ratification requires the affirmative vote of a majority of the shares present in person or by proxy. The Board will reconsider its selection of Ernst & Young if the stockholders vote against ratification.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL TWO.

OTHER INFORMATION

  Stockholder Proposals

     Stockholders who want to have a proposal included in next year's Proxy Statement for the 2001 Annual Meeting must send the proposal to the Company's Clerk at our executive offices in Boston so that the Clerk receives the proposal no later than November 29, 2000. To be eligible to submit a proposal, a stockholder must have been a registered or beneficial owner of either at least one percent of the Company's outstanding stock or stock with a market value of $1,000 for at least one year before submitting the proposal, must continue to own stock at this level through the meeting date, and must comply with other SEC requirements.

     Stockholders who want to present business for action at the meeting, other than proposals included in the Proxy Statement, must follow the procedures described in the Company's By-laws. The By-laws provide that stockholder proposals or nominations for director may be made only by a stockholder of record who has given the Company advance notice of the proposed business or nomination. For the 2001 Annual Meeting, we must receive the stockholder's notice between December 28, 2000, and February 11, 2001. If there is a special meeting, or if the Annual Meeting is called for a date prior to February 11, 2001, we must receive the stockholder's notice not later than the close of business 20 days after the day we mailed the notice of the meeting or publicly announced the meeting date. The stockholder's notice must contain specific background and stock ownership information about the stockholder making the proposal or nomination, and, if a director nominee is proposed, background and stock ownership information about the nominee. Please see the By-laws for additional details.

  Expenses of Soliciting Proxies

     The Company will pay all costs of soliciting these proxies. In addition to mailing proxy soliciting material, our officers and employees may also solicit proxies in person, by telephone, or by other electronic means of communication. We will ask banks, brokers, and other institutions, nominees, and fiduciaries to forward the proxy material to their principals and to obtain authority to execute the proxies. We will then reimburse them for expenses. We have also retained The Altman Group, Inc. to assist us in soliciting proxies, and have agreed to pay them a fee of approximately $5,500 plus out-of-pocket expenses.

                                                                       953-PS-00

HOU72B                            DETACH HERE


                                     PROXY


                            HOUGHTON MIFFLIN COMPANY


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS


     The undersigned hereby appoints Nader F. Darehshori and Gail Deegan, and each of them, Proxies with power of substitution to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of Houghton Mifflin Company to be held at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts, on Wednesday, April 26, 2000, at 10:00 a.m. and at any adjournment thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting or any adjournment thereof.

     The undersigned hereby revokes any Proxy previously given, and acknowledges receipt of notice of said meeting, the related Proxy Statement, and a copy of the 1999 Annual Report.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

 ----------- UNLESS OTHERWISE INSTRUCTED THIS PROXY WILL BE ----------- SEE REVERSE VOTED IN FAVOR OF THE PROPOSALS SET FORTH ON THE SEE REVERSE
    SIDE       REVERSE SIDE. IF ANY OTHER MATTERS ARE PROPERLY      SIDE
 -----------   PRESENTED TO THE MEETING, THE PROXIES WILL VOTE   -----------
                      ACCORDINGLY TO THEIR BEST JUDGEMENT.

To our stockholders:

This Proxy card consolidates all your registered shares, whether those shares were accumulated through purchase, through the Houghton Mifflin Company 401(k) Savings Plan (formerly known as the Retirement Savings Plan or the Employee Savings and Thrift Plan), or through the Employee Stock Ownership Plan (ESOP) which was in effect during the years 1981 through 1983 under the 401(k) Savings Plan. Shares which you have purchased through a broker and are held in street name are not included in this proxy; your broker will solicit your vote on those shares directly.

Is it important that your shares be represented whether or not you attend the Company's Annual Meeting on April 26, 2000. Therefore, we urge you to register your vote now by completing, signing, and returning the enclosed proxy card promptly.

The following legend describes the codes used below to identify the source of your shares. If you have questions concerning the codes or the share ownership shown below, please contact the transfer agent, EquiServe, at (800) 730-4001.


CODE      DESCRIPTION
----      -----------

COM       COMMON STOCK
HM1       401(k) SAVINGS PLAN STOCK; EMPLOYEE'S CONTRIBUTION
HM2       401(k) SAVINGS PLAN STOCK; EMPLOYER'S CONTRIBUTION
HM3       401(k) SAVINGS PLAN STOCK; ACQUIRED THROUGH ESOP



HOU72A                            DETACH HERE


[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.



     1. Election of Class II Directors for a three-year term.                                            FOR     AGAINST    ABSTAIN
        NOMINEES: (01) James O. Freedman, (02) Charles R.          2. Ratify Ernst & Young LLP as        [ ]       [ ]        [ ]
                  Longsworth, (03) Alfred L. McDougal                 independent auditors for 2000.

                         FOR            WITHHELD
                         [ ]              [ ]

     [ ]
        -----------------------------------------------
        For all nominees except as noted above


                                                                   MARK HERE IF YOU PLAN TO ATTEND THE MEETING    [ ]

                                                                   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]





                                                                   PLEASE SIGN IN THE SAME FORM AS NAME APPEARS
                                                                   HEREON. FIDUCIARIES AND CORPORATE OFFICERS
                                                                   SHOULD INDICATE THEIR TITLES.



Signature:                               Date:               Signature:                               Date:
          -------------------------------     ---------------          -------------------------------     ---------------